  EXHIBIT 99.1

Upexi to File Form 10-K on November 1st and Regains Compliance with Nasdaq Minimum Bid Price Rule

TAMPA, FL, October 23, 2024 (ACCESSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer (“DTC”) brand owner and innovator in aggregation, received a Non Compliance Letter from The Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s failure to timely file its Form 10-K Annual Report for the period ended June 30, 2024, in violation of Nasdaq Listing Rule 5250(c)(1).  The Company failed to timely file due to circumstances beyond its control, and intends to file its Form 10-K Annual Report on or before Friday, November 1, 2024.

In addition, on October 17, 2024, the Company received written notice (the “Compliance Notice”) from Nasdaq informing the Company that it has regained compliance with Nasdaq Listing Rule 5550(a)(2), which requires that companies listed on the Nasdaq Stock Market maintain a minimum bid price of $1.00 per share.  Nasdaq notified the Company in the Compliance Notice that, from October 3, 2024 to October 16, 2024, the closing bid price of the Company’s common stock had been $1.00 per share or greater and, accordingly, the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2) and that the matter was now closed.

About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty, and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254